Exhibit 99.1

The Mexico Fund, Inc.

Monthly Summary Report	December 31, 2015

Description
The Mexico Fund, Inc. (the "Fund") is a non-diversified closed-end management investment company with the investment objective of long-term capital appreciation through investments in securities, primarily equity, listed on the Mexican Stock Exchange. The Fund provides a vehicle to investors who wish to invest in Mexican companies through a managed non-diversified portfolio as part of their overall investment program. The Fund's shares are listed and traded on the New York Stock Exchange ("NYSE") under the symbol "MXF."

Managed Distribution Plan ("MDP")
The Board of Directors of the Fund has authorized quarterly distributions under the MDP at an annual rate of 6% of the Fund's net asset value ("NAV") per share recorded on the last business day of the previous calendar year. With each distribution, the Fund will issue a notice to stockholders and an accompanying press release, which will provide detailed information regarding the amount and composition of the distribution and other information required by the Fund's MDP exemptive order. The Fund's Board of Directors may amend or terminate the MDP at any time without prior notice to stockholders; however, at this time, there are no reasonably foreseeable circumstances that might cause the termination of the MDP. You should not draw any conclusions about the Fund's investment performance from the amount of distributions or from the terms of the Fund's MDP.

Highlights
Total Net Assets (million)[1]	$283.85	Daily Average Number of Shares Traded[2]	50,826
NAV per share[1]	$18.87	Outstanding Shares[3]	15,044,336
Closing price[4]	$16.62	Expense Ratio (10/31/2015)	1.59%
Premium (Discount)	(11.92%)	Portfolio Turnover (10/31/2015)	16.52%

Performance[5]	Cumulative			Annualized
	1 Month	YTD	1 Year	3 Years	5 Years	10 Years
Market Price	-6.26%	-12.47%	-12.47%	-8.05%	-0.21%	6.46%
NAV per share	-4.62%	-9.29%	-9.29%	-6.10%	-0.28%	5.95%
MSCI Mexico Index	-4.89%	-13.85%	-13.85%	-8.15%	-2.34%	4.85%
Bolsa IPC Index	-4.61%	-13.02%	-13.02%	-8.23%	-2.77%	5.92%

These figures represent past performance. Past performance does not guarantee future results. The Fund's investment return and principal value will fluctuate so that an investor's shares, at the time of sale, may be worth more or less than their original cost. Current performance may be lower or higher than the performance quoted above.

[1] Source: Impulsora del Fondo México, S.C. ("Impulsora").
[2] Source: NYSE. Figure represents average volume traded on all U.S. consolidated markets during the month.
[3] During December 2015, the Fund repurchased 7,500 shares.
[4] Source: NYSE.
[5] Source: Impulsora. All figures take into account reinvestment of distributions.

www.themexicofund.com	1

The Mexico Fund, Inc.

Monthly Summary Report	December 31, 2015

Top Ten Holdings (62.30% of Net Assets)
1 América Móvil	11.79%	6 Grupo Televisa	4.25%
2 Fomento Económico Mexicano	10.59%	7 Cemex	4.15%
3 Wal-Mart de México	9.41%	8 Kimberly-Clark de México	4.13%
4 Grupo Financiero Banorte	6.81%	9 Grupo Aeroportuario del Centro Norte	3.42%
5 Alfa	4.43%	10 Promotora y Operadora de Infraestructura	3.32%
Holdings are subject to change and are provided for informational purposes only and should not be deemed as a recommendation to buy or sell the securities shown.

Fund Manager´s Comments
Global equity markets declined during December 2015. The U.S. Federal Reserve (the "Fed") increased its overnight interest rate by 25 basis points to a range of between 0.25% and 0.50%, its first interest rate increase since 2006. The U.S. dollar depreciated 1.5% during the month (measured by the DXY Index6), accumulating an appreciation of 9.3% during calendar year 2015. Oil prices declined further to $37.0 USD/bbl, a monthly decline of 13.8% (measured by West Texas Intermediate). Regarding capital markets, the DJIA and the S&P 500 decreased 1.7% and 1.8%, respectively, while the yield on the U.S. 10-year Treasury note increased 6 basis points to 2.27%. The MSCI Mexico Index declined 4.9% during December, driven by the Mexican peso depreciation of 3.7% to Ps $17.21.

In local news, Mexico´s Central Bank ("Banxico") followed the Fed´s modification of its monetary policy by increasing its overnight interest rate by 25 basis points to 3.25%; its first interest rate increase since 2008. Additionally, the National Hydrocarbons Commission held the third bidding process of Round 1 of its auctions of oil and gas blocks. The auction consisted of mature onshore oil and gas blocks and results were positive as all 25 blocks tendered received winning bids. It is expected that the next tender will take place during 2016.

During calendar year 2015, the MSCI Mexico Index (the Fund's benchmark) and the Fund´s NAV per share registered total returns[7] of -13.85% and -9.29%, respectively, resulting in an outperformance of 4.56 percentage points by the Fund over its benchmark.  In local currency, the MSCI Mexico Index and the Fund´s NAV per share registered total returns of 0.49% and 5.82%, respectively.

The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.

Important Risk Disclosure
All performance shown is historical, assumes reinvestment of distributions and does not guarantee future results. Investment return and principal value fluctuate with changing market conditions so when sold, shares may be worth more or less than that of the original cost. Total return based on market price reflects changes in market value. Total return based on net asset value reflects changes in the Fund's net asset value during each period.

Current performance may be lower or higher than the performance data quoted. This commentary is for informational purposes only, and is not intended as an offer or recommendation with respect to the purchase or sale of any security, option, future or other derivatives in such securities.

Closed-end funds are traded on the secondary market through one of the stock exchanges. The Fund's investment return and principal value will fluctuate so that an investor's shares may be worth more or less than the original cost. Shares of closed-end funds may trade above (premium) or below (discount) the NAV of the fund's portfolio. The NAV is the value of an entity's assets less the value of its liabilities. The Market Price is the current price at which an asset can be bought or sold. There is no assurance that the Fund will achieve its investment objective. Past performance does not guarantee future results.

An investment in the Fund entails special risk considerations, including among others the risks of foreign investments, Mexican investments, market illiquidity and volatility, market corrections, risks associated with the Mexican economy, political factors and security, currency exchange rate fluctuations, NAV discount risk, foreign custody risk, dollar denominated investments risk and risks associated with the concentration of the Mexican equity market. Investors should consider their investment goals, time horizons and risk tolerance before investing in the Fund. An investment in the Fund is not appropriate for all investors, and the Fund is not intended to be a complete investment program. Investors should carefully review and consider the Fund's investment objective, risks, charges and expenses before investing.

6 DXY Index computes the value of the U.S. dollar relative to a basket of foreign currencies.
[7] Source: Impulsora. All figures take into account reinvestment of distributions.

www.themexicofund.com	2